                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                               --------------

                                SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                             (Amendment No. 2)*


                         K-Tron International, Inc.
                     ---------------------------------
                               Name of Issuer

                   Common Stock, par value $.01 per share
                 ------------------------------------------
                       (Title of Class of Securities)

                                 482730 10 8
                              ----------------
                                CUSIP Number




         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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-------------------------                          ----------------------------
CUSIP NO.  482730 10 8                13G           PAGE  2   OF   4   PAGES
                                                         ---     -----
-------------------------                          ----------------------------




-------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Johannes Wirth
-------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                          (a)  [  ]

                                                          (b)  [  ]
-------------------------------------------------------------------------------
 3        SEC USE ONLY


-------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      Switzerland
-------------------------------------------------------------------------------
                             5        SOLE VOTING POWER
         NUMBER OF
          SHARES                           N/A
       BENEFICIALLY       -----------------------------------------------------
         OWNED BY            6        SHARED VOTING POWER
           EACH
         REPORTING                         N/A
          PERSON          -----------------------------------------------------
           WITH              7        SOLE DISPOSITIVE POWER

                                           N/A
                          -----------------------------------------------------
                             8        SHARED DISPOSITIVE POWER

                                           N/A
-------------------------------------------------------------------------------
 9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      N/A
-------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

                      N/A
-------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      N/A
-------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

                      IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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                                  SCHEDULE 13G


         Item 1. (a) Name of Issuer: K-Tron International, Inc., a New Jersey corporation (the "Company")

                    (b)  Address of Issuer's Principal Executive Offices:
K-Tron International, Inc., Routes 55 & 553, Pitman, New Jersey 08071

         Item 2.    (a)  Name of Person Filing: Johannes Wirth

                    (b)  Address of Principal Business Office or, if none,
Residence: Sonnenbergstrasse 55, CH-8032, Zurich, Switzerland

                    (c)  Citizenship: Switzerland

                    (d) Title of Class of Securities: Common Stock, par value $.01 per share ("Common Stock")

                    (e)  CUSIP Number: 482730 10 8

         Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the filing person is a : N/A

         Item 4.    Ownership.  N/A

         Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

         Item 6. Ownership of More than Five Percent on Behalf of Another Person. N/A

         Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. N/A

         Item 8.    Identification and Classification of Members of the Group.
N/A

         Item 9.    Notice of Dissolution of Group.  N/A

         Item 10.   Certification.  N/A





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                                  Signature


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




February 1, 1997
---------------------------
Date



/s/ Johannes Wirth
---------------------------
Signature



Johannes Wirth
---------------------------
Name





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